UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTIONS 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 27, 2014

ENTEGRIS, INC.

(Exact name of registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of

Incorporation or Organization)

001-32598	41-1941551
(Commission File Number)	(I.R.S. Employer Identification No.)

129 Concord Road, Billerica, MA	01821
(Address of principal executive offices)	(Zip Code)

(978) 436-6500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Effective November 27, 2014, in connection with his previously reported departure from Entegris, Inc. (the “Company”) Gregory Morris and the Company entered into a severance agreement and release (the “Severance Agreement”) pursuant to which the Company and Mr. Morris have agreed as follows: (i) Mr. Morris’ employment with the Company terminated effective as of November 13, 2014; (ii) Mr. Morris will receive severance in the form of salary continuation for a period of 24 months following his date of termination; (iii) Mr. Morris will be entitled to variable incentive compensation at the level earned by the Company’s performance during fiscal 2014; (iv) unvested equity awards scheduled to vest prior to February 20, 2015 will be allowed to vest in accordance with their terms; all other unvested equity awards are cancelled; (v) the Company will reimburse Mr. Morris for the payments he makes for COBRA coverage for a period of twenty-four months from the date of his termination; (vi) Mr. Morris releases the Company from any and all claims relating to or arising from his employment relationship with the Company and the termination of that relationship; and (vii) Mr. Morris agrees to preserve the confidentiality of the Company’s confidential information and trade secrets and to not use such Company confidential information and trade secrets to compete with the Company. The foregoing description of the Separation Agreement is a summary only and is qualified in its entirety by reference to the full text of the Separation Agreement which will be filed as an exhibit to the Company’s Form 10-K for the fiscal year ending December 31, 2014 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTEGRIS, INC.

Dated: December 3, 2014	By	/s/ Peter W. Walcott
Peter W. Walcott,
Senior Vice President & General Counsel